Exhibit 99.1

Sharon AI Reports CY25 Results

Foundation Built for Acceleration in 2026 and Beyond

New York, USA, 31st March 2026 - Today, SharonAI Holdings Inc. (NASDAQ:SHAZ) and its subsidiaries (“Sharon AI” or “the Company”), a leading Australian Neocloud, announced the release of its financial results for the fourth quarter and fiscal year ended 31 December 2025.

The fiscal 2025 financial results reflect the Company’s full year operations after becoming a certified NVIDIA Cloud Partner (“NCP”) in December 2024. As a result, 2025 was a year that saw the foundations built upon which Sharon AI intends to accelerate its growth, at scale, into 2026 and beyond.

Key activities in 2025 included:

●	Nasdaq IPO: Preparation for the Company’s Nasdaq IPO which took place in February 2026, raising US$125m
●	Balance Sheet Strengthened by US$100M: Increased balance sheet strength by raising approximately US$100m via a Convertible Note in December 2025
●	Data center capacity increased: Strengthening the Company’s relationship with NEXTDC which resulted in Sharon AI securing up to 50MWs of data center capacity
●	Cisco Strategic Enterprise Partnership: Joint sales go-to-market activities established ahead of official launch in Q1 2026
●	Board Expansion: Appointed Drew Kelton and Peter Woodward to the Sharon AI Board of Directors
●	Digital Alpha investment; Digital Alpha Advisers LLC strategic investment and partnership, including participation in December 2025 convertible note and up to US$200m revenue share facility

Key Events Q1 2026;

●	Listed on the Nasdaq Capital Market in February 2026
●	Key customer win – Canva
●	Expanded expected data center capacity from 50MWs to 70MWs
●	Completion of the sale of 50% holding in Texas Critical Data Centers (TCDC) joint venture for US$70M with that recycled capital expected to accelerate the growth of the company’s core Australian GPU Cloud business
●	Sharon AI and Cisco launch Australia’s First Secure AI Factory
●	Secured up to US$500m debt facility from USD.AI
●	Key customer win - US-based AI-native inference cloud provider
●	Sharon AI Co-Founder & Chairman Mr. James Manning becomes Chief Executive Officer
●	Strategic Partnership with World Wide Technology for Large Scale, High-Performance AI Infrastructure Engineering & Supply Chain Solutions
●	Benjamin Adams added to the Board of Directors

James Manning, Co-Founder and CEO, Sharon AI said “2025 was a highly successful year for Sharon AI, where we laid solid foundations for anticipated growth in 2026 and beyond. Customer demand across the AI native, research, government enterprise and hyperscale cohorts has continued to accelerate into early 2026. We are focused on increasing our data center capacity to meet this demand. I would like to thank all of our employees, shareholders, partners and stakeholders for their support in 2025, we look forward to a very exciting 2026 and beyond.”

Business Outlook

2026 is expected to be a defining year for the Company as it works closely with its key strategic partner network to execute on its material growth strategy, bringing high-performance compute to Australian and Asia-Pacific customers alike. The recent expansion of expected data centre capacity from approximately 50MWs to approximately 70MWs is a ~40% increase in power visibility, allowing Sharon AI to provide certainty for customers and their subsequent AI and HPC compute deployments.

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Disclosure Information

Sharon AI primarily uses its Investor Relations page (https://sharonai.com/investors/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. The The Company also note that, at times, it uses other communication mediums including, but not limited to, its X account (sharon__ai) and/or LinkedIn account (sharon-AI) to disseminate information about the Company, and can be additional sources of information outside press releases, regulatory filings with the Securities and Exchange Commission (SEC) and any other conference calls, webcasts, investor days, etc. that the company may hold.

About Sharon AI

SharonAI Holdings Inc. (NASDAQ:SHAZ) and its subsidiaries (“Sharon AI”), a leading Australian Neocloud, is a High-Performance Computing company focused on Artificial Intelligence and Cloud GPU Compute Infrastructure. Our cloud GPU platform and compute infrastructure is accelerating the build of AI factories and sovereign AI solutions, powering the next wave of accelerated computing adoption. For more information, visit www.sharonai.com.

Contacts

Sharon AI Media Enquiries:

Zachary Nevas

IMS Investor Relations

+1 203.972.9200

sharonai@imsinvestorrelations.com

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Forward-Looking Statements

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Forward-looking statements in this release include specific statements regarding the anticipated listing on the Nasdaq Capital Market and completion of the Offering. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;
●	Receipt and use of proceeds;
●	Acceleration of the deployment of assets;
●	Acceleration of Sharon AI’s ability to engage with additional potential customers;
●	Expansion of Sharon AI’s data center footprint;
●	The firming of Sharon AI’s ability to formally lease additional capacity; and
●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Registration Statement on Form S-1 declared effective by the SEC on February 17, 2026. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and Sharon AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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